MEMORANDUM
To:	All Directors and Executive Officers of Old National Bancorp
From:	Jeffrey L. Knight EVP, Chief Legal Counsel and Corporate Secretary
Re:	Notification of Imposition of a Blackout Period
Date:	September 8, 2006

As a director or executive officer of Old National Bancorp ("Old National"), you are subject to Section 306(a) of the Sarbanes-Oxley Act of 2002, which prohibits directors and executive officers from engaging in certain transactions in Old National common stock (or other equity securities of Old National) during an employee benefit plan blackout period. Old National is required to notify you of such a blackout period and the resulting restrictions imposed on your Old National common stock or other equity securities.

Old National is implementing several changes to the Old National Bancorp Employee Stock Ownership and Savings Plan (the "Plan"), including, among others, changing the provider of recordkeeping and plan administration services and the trustee of the Plan as well as changing the participant-directed investment funds under the Plan. As a result, a blackout period with respect to participants' accounts as well as all of your shares of Old National common stock and other equity securities will be in effect beginning at 2:30 p.m., Central Daylight Time, on September 25, 2006 and will end the week of October 16, 2006 (the "Blackout Period"), as described below. You will receive a follow up notice which will inform you when the Blackout Period has ended. However, during the Blackout Period, you can obtain exact information regarding the ending date of the Blackout Period by contacting Allen Mounts at (812) 464-1411.

Participants in the Plan have been notified that, during the Blackout Period, they will not be able to (i) change their investment direction choices for new contributions, (ii) transfer existing Plan funds among investment options, and (iii) change compensation deferral amounts.

During the Blackout Period, you will be prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any Old National common stock or other equity securities, such as stock options. This prohibition applies to all Old National common stock that may be allocated to your accounts under the Plan, and you will not be able to purchase, sell, acquire or transfer, or make any other changes to an account involving, Old National common stock held under the Plan. The prohibition also applies to Old National common stock and other equity securities that you hold outside of the Plan if you have acquired the stock in connection with your service or employment as a director or executive officer of Old National (including any affiliate of Old National), or if you have a direct or indirect pecuniary interest in such stock. There are a limited number of exceptions to the prohibitions described above, and certain types of transactions continue to be permitted during the Blackout Period. Thus, you should contact me before engaging in any purchases, sales, transfers, stock option exercises or other transactions in Old National common stock or other equity securities during the Blackout Period.

As a reminder, in addition to the blackout described above, you continue to remain subject to Old National's Insider Trading Policy.

If you have any questions regarding the Blackout Period, please contact Allen Mounts, at One Main Street, Evansville, Indiana 47708, or by telephone at (812) 464-1411.